EXHIBIT 23.1


MOORE & ASSOCIATES, CHARTERED
     ACCOUNTANTS AND ADVISORS
          PCAOB REGISTERED





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the statement on Form 10K of Techs Loanstar, Inc. (A Development Stage Company) of our report dated June 16, 2008 on our audit of the financial statements of Techs Loanstar, Inc. (A Development Stage Company) as of April 30, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and from inception on April 7, 2006 through April 30, 2008, and the reference to us under the caption "Experts."










/s/ MOORE & ASSOCIATES, CHARTERED
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Moore & Associates Chartered
Las Vegas, Nevada
July 7, 2008







               2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NV 89146
                        (702)253-7499 FAX (702)253-7501
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